NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS 2009 EARNINGS
FROM CONTINUING OPERATIONS

LUFKIN, Texas - February 11, 2010 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the fourth quarter and full-year 2009.
Excluding the impact of a pre-tax $1.0 million, or $0.04 per diluted share provision related to the class-action lawsuit that was accrued at year-end, earnings from continuing operations for the fourth quarter of 2009 declined to $4.2 million, or $0.28 per diluted share, compared with $30.1 million, or $2.02 per diluted share, for the fourth quarter of 2008, excluding the impact of a $6 million pretax litigation charge in that quarter.  Including the impact of the lawsuit, reported earnings from continuing operations were $3.6 million, or $0.24 per diluted share. Revenues for the fourth quarter of 2009 were $126.8 million compared with $231.0 million for the same period a year ago.
For the full year 2009, excluding the pre-tax $6.0 million or $0.26 per diluted share impact of the legal provision, earnings from continuing operations were $26.3 million, or $1.77  per  diluted share, versus $91.8 million, or $6.16 per diluted share, for 2008.  Including the impact of the lawsuit, reported earnings from continuing operations for the full year 2009 were $22.5 million, or $1.51 per diluted share, compared to $88.0 million, or $5.91 per diluted share in 2008. Revenues in 2009 fell to $521.4 million, compared with $741.2 million for 2008.
“Although Lufkin Industries, and the broader energy sector, were impacted by the global recession during 2009, we are pleased with our performance in both the fourth quarter and the full year.  During a very difficult year, decisive actions enabled the company to successfully meet the challenges we encountered.” said John F. “Jay” Glick, president and chief executive officer of Lufkin.
“There are promising signs that activity levels are responding to a more stable commodity price environment. In fact, our fourth quarter revenue grew almost 8% sequentially, driven by strong performance from the Oil Field Division, reversing the trend of falling quarterly revenues that began in Q1 2009.
“Bookings in our Oil Field Division for the fourth quarter were up 70% sequentially from the third quarter of 2009 driven by strong orders from Latin America and the Eastern Hemisphere. This trend towards increasing bookings has continued into the first quarter of 2010.
“Bookings in the Power Transmission Division increased 13% from the third quarter of 2009, led by improved orders from Lufkin France and our service and aftermarket businesses. This improvement was achieved despite the fact that large orders for oil and gas projects continue to be delayed.
“As a result, our combined order backlog increased to $140.2 million in the fourth quarter from $133.8 million in the third quarter, but it was down substantially from the $317.6 million at the end of last year’s fourth quarter – which was our second-highest backlog ever.
“Overall, market fundamentals have been strengthening as the global economy continues to recover from the recession. This in turn is likely to encourage increased exploration and production spending in response to rising energy demand.  In fact, last month the U.S. oil-driven rig count surpassed the peak reached in the summer of 2008.
“While concerns about the global economic recovery continue to roil markets and cause us to remain cautious in our outlook for 2010, we’re more optimistic now that industry fundamentals have improved as indicated by the recent increase in bookings.  We fully expect the recovery to be gradual and biased toward the second half of the year, but barring major dislocations in the global economy, both divisions should see an improving outlook going forward,” Glick added.

FOURTH QUARTER RESULTS

Oil Field Division – Oil field sales for the fourth quarter of 2009 decreased to $88.8 million, from $177.3 million in the fourth quarter of 2008, but increased almost 21% from the third quarter of 2009.  A year-end increase in spending by both independents and some majors resulted in an increase in pumping unit sales, especially in the Permian Basin and the Bakken Shale areas and in Canada, along with an increase in automation products in the Rockies, and an uptick in field service activity and part sales.  Despite ongoing competitive pricing pressure during the fourth quarter, margins improved as cost reduction and process improvement efforts continued to take hold.  Both international and domestic demand bolstered the oil field products backlog to $43.3 million at the end of the year, up from $35.9 million at September 30, 2009.
Power Transmission Division – As a result of the weak order intake in Power Transmission during the first quarter of 2009, and the inability to book short delivery orders to fill capacity in this division during the second and third quarters, sales of Lufkin’s power transmission products declined to $38.0 million from $53.2 million in last year’s fourth quarter and from $44.0 million in the 2009 third quarter. Revenues were down in both U.S. and international operations led by reductions in the marine, oil and gas, petrochemicals and power generation sectors. Bookings in Power Transmission increased 13% sequentially to $37 million but were down from $48 million in last year’s fourth quarter. The Power Transmission backlog fell slightly to $97 million at the end of the fourth quarter, down 2% from the end of the third quarter of 2009.
Consolidated – Gross profit margin for the fourth quarter declined to 21.6% of revenues, compared to 30.5% of revenues in last year’s fourth quarter.  Gross profit margin improved slightly, however, compared to the third quarter of 2009, reflecting higher utilization rates in the company’s U.S. Oil Field factories.  Operating income decreased to $5.1 million in the fourth quarter, compared to $42.7 million in last year’s fourth quarter.  Selling, general and administrative (SG&A) expenses fell to $20.3 million in the fourth quarter compared to $21.3 million in last year’s fourth quarter. As a percentage of revenues, SG&A expenses increased to 16.8% in the latest quarter, compared to last year’s 9.2%, reflecting mainly the 45% year-over-year decline in fourth quarter revenues.

FULL YEAR 2009

Oil Field Division sales for 2009 declined to $349.2 million from a record $551.8 million in 2008. Weak global energy demand during 2009, coupled with a recession in many of the company’s markets, generated lower levels of bookings across all product lines, though demand started to show signs of improvement in the final two months of the year.
Power Transmission Division sales for 2009 fell to $172.2 million, compared to$189.4 million in 2008.  The Power Transmission Division was impacted by large declines in offshore oil and gas developments projects as well as shipments for power generation products and special, highly engineered test stand equipment.
Bookings for both divisions were affected by the economic factors described above and fell 60% from $863 million in 2008 to $344 million in 2009. Demand from international markets accounted for 46% of total Company annual bookings.
Gross profit margin for the Company in 2009 decreased to 21.7% of revenues, compared to 28.8% of revenues in 2008, primarily led by the 30% decline in revenues which resulted in lower fixed cost coverage and market pricing pressure.

OUTLOOK

“Improving oil prices that appear to have stabilized in the $70 - $80 price range, recent improvements in natural gas prices, and a gradual growth in land drilling activity continue to make us cautiously optimistic.  These market fundamentals bode well for 2010, especially for the second half of the year, as we expect a slow build during the first half while our customers’ spending ramps up from the low levels of 2009 and existing inventories are depleted,” stated Glick.
“Our early 2010 bookings are running at a solid pace, and we are encouraged that several large oil and gas and LNG projects are on the horizon that could provide significant activity in the second half of 2010 in our Power Transmission Division. This improved environment is likely to generate attractive market opportunities at the same time we continue to improve our competitive position through investments in technology, process innovation and material cost reductions,” Glick added.

CONFERENCE CALL

Lufkin will discuss its fourth quarter and year-end financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9773 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through the Earnings Conference Call page of Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through February 19, 2010, by dialing (303) 590-3030 and entering reservation number 4203322#.
Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Sales	$126,794	$230,546	$521,359	$741,194
Cost of sales	100,361	160,609	408,815	527,120
Gross profit	26,433	69,937	112,544	214,074
Selling, general and administrative Expenses	20,346	21,250	75,120	71,974
Litigation Reserve	1,000	6,000	6,000	6,000
Operating income	5,087	42,687	31,424	136,100

Other income (expense), net	(99)	(680)	1,588	312

Earnings from continuing operations before income tax provision	4,988	42,007	33,012	136,412

Income tax provision	1,382	15,705	10,533	48,387
Earnings from continuing operations	3,606	26,302	22,479	88,025

Earnings (loss) from discontinued operations, net of tax	(47)	264	(453)	214
Net earnings	$3,559	$26,566	$22,026	$88,239

Basic earnings per share:
Earnings from continuing operations	$0.24	$1.77	$1.51	$5.96
Earnings from discontinued operations	$-	$0.02	$(0.03)	$0.01
Net earnings	$0.24	$1.79	$1.48	$5.97

Diluted earnings per share:
Earnings from continuing operations	$0.24	$1.77	$1.51	$5.91
Earnings from discontinued operations	$-	$0.02	$(0.03)	$0.01
Net earnings	$0.24	$1.79	$1.48	$5.92

Dividends per share	$0.25	$0.25	$1.00	$1.00

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Dec. 31,	Dec. 31,
	2009	2008
Current assets	$318,632	$385,738
Total assets	541,590	530,718
Current liabilities	64,888	88,813
Shareholders’ equity	434,092	413,937
Working capital	253,744	296,925

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

		Three Months Ended		Twelve Months Ended
		Dec. 31,		Dec. 31,
		2009	2008	2009	2008
Sales:
	Oilfield	$88,760	$177,325	$349,168	$551,814
	Power transmission	38,034	53,221	172,191	189,380
	Total	$126,794	$230,546	$521,359	$741,194

			Dec. 31,	Sept. 30,	Dec. 31,
			2009	2009	2008
Backlog:
	Oilfield		$43,282	$35,941	$188,142
	Power transmission		96,960	97,868	129,344
	Total		$140,242	$133,808	$317,486

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Earnings from continuing operations	$3,606	$26,302	$22,479	$88,025

Plus: Litigation reserve, net of tax	640	3,796	3,840	3,796

Adjusted net earnings from continuing operations	$4,246	$30,098	$26,319	$91,821

Diluted earnings per share:
Earnings from continuing operations	$0.24	$1.77	$1.51	$5.91
Plus: Litigation reserve	$0.04	$0.25	$0.26	$0.25
Adjusted net earnings	$0.28	$2.02	$1.77	$6.16

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